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                                                                  Exhibit (a)(8)


                                  PRESS RELEASE

                       SPORTS RESORTS INTERNATIONAL, INC.
                             TERMINATES TENDER OFFER

OWOSSO, Mich. - Sports Resorts International, Inc. (the "Company") (Nasdaq
Smallcap: SPRI) today announced that is has terminated its Tender Offer to purchase all of the outstanding shares of its common stock as instructed by the Securities and Exchange Commission (SEC). All shares tendered during the Tender Offer will be returned to the original shareholder and no cash will be paid. The Company intends to resolve the issues raised by the SEC as soon as possible so that it may in the future be able to complete a tender offer to shareholders. The common stock will continue to trade on the Nasdaq Small Cap Market and the Company will continue to file all of the required reports with the SEC while these issues are resolved.

Last month, the Company had announced an offer to purchase any and all of the Company's outstanding shares of $0.01 par value common stock at $1.00 per share, effective September 21, 2005.

Currently, the Company through its wholly-owned subsidiaries, manufacturers and markets high-quality drop-in bedliners and other truck accessories for the original equipment manufacturers and automotive aftermarket business and owns and operates a multi-purpose motor-sports facility located near Brainerd, Minn.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations at 989-725-8354.